UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Ampco–Pittsburgh Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 29, 2010

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Carnegie Room, 3rd Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Thursday, April 29, 2010 at 10:00 a.m., for the following purposes:

1.	To elect a class of three Directors for a term that expires in 2013.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2010.

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record on March 8, 2010 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rose Hoover,
Senior Vice President and Secretary

Pittsburgh, Pennsylvania

March 16, 2010

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 29, 2010

The proxy statement and the annual report of the Corporation are available at
http://www.ampcopittsburgh.com/financial.html.

All shareholders are cordially invited to attend the meeting in person. Your vote is important and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card or follow the internet or telephone voting instructions included on the proxy card.

PROXY STATEMENT

March 16, 2010

Annual Meeting of Shareholders to be held April 29, 2010

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on April 29, 2010. The first mailing of the proxy material to the shareholders is expected to be made on or about March 16, 2010.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation, a duly executed proxy bearing a later date is presented or the shareholder votes the shares subject to the proxy in person at the Annual Meeting of Shareholders.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 8, 2010 will be entitled to vote at the meeting. On that date, there were 10,246,827 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s By-laws, as amended, the presence of a quorum is required to transact business at the 2010 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. For these purposes, shares that are present or represented by proxy at the 2010 Annual Meeting of Shareholders will be counted toward a quorum, regardless of whether the holder of the shares or proxy abstains with respect to or withholds authority to vote on a particular matter, whether a broker is present or represented by proxy but lacks discretionary voting authority with respect to any particular matter or whether a broker with discretionary authority fails to exercise such authority with respect to any particular matter.

With respect to the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

With respect to the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2010, the affirmative vote of a majority of the shares present and entitled to vote at the meeting is required. Abstentions have the effect of a negative vote. Broker non-votes will have no effect on the matter.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in street name on particular proposals under the rules of the New York Stock Exchange, and the beneficial owner of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to exercise discretionary authority to vote your shares on the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2010, even if it does not receive voting instructions from you, but it is not permitted to exercise discretionary authority to vote your shares in the election of directors in the absence of voting instructions from you.

ELECTION OF DIRECTORS

(Proposal 1)

A class of three Directors will be elected for a term of three years to fill the class of Directors whose term expires in 2010. All nominees for election to the Board of Directors are currently Directors. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its February 18, 2010 meeting and are willing to serve as Directors if elected. The Board unanimously recommends that you vote “FOR” the election of each of the nominees listed below. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Nominees for Directors for a Term of Office Expiring in 2013:

LEONARD M. CARROLL (age 67, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for the past fourteen years. The Board concluded that Mr. Carroll should serve as a director because of his broad financial background and investment knowledge. He is a retired Certified Public Accountant and has held various positions in the banking industry including President, Director and Chairman for over 37 years.

LAURENCE E. PAUL (age 45, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years and prior to that was an investment banker for nine years. He is also a director of Biovail Corporation and was a director of Morton’s Restaurant Group, Inc. Mr. Paul’s experience as a senior investment banker and private equity investor for almost twenty years led the Board to conclude that he possessed skills in financial management and risk assessment that would be beneficial to the Corporation.

ERNEST G. SIDDONS (age 76, Director since 1981). Mr. Siddons was President and Chief Operating Officer for more than five years prior to his retirement in April 2009. With more than thirty years of experience with the Corporation in operations and financial management, the Board concluded that Mr. Siddons should serve as a Director. Positions held earlier with the Corporation, including those of Chief Financial Officer and Treasurer and President of Union Electric Steel, were also considered.

Directors Whose Term of Office Expires in 2012:

ROBERT J. APPEL (age 78, Director since 2004). Mr. Appel has been President of Appel Associates since 2003 and before that was a partner of Neuberger Berman (an investment advisory firm) for twenty years. He also served as a director of Neuberger Berman during the past five years. The Board concluded that Mr. Appel should serve as a director because of his many years of financial and investment experience, including his background as a certified public accountant.

PAUL A. GOULD (age 64, Director since 2002). Mr. Gould has been with Allen & Co., Inc., an investment banking company, for more than thirty-five years and has been managing director of that company for more than five years. During the last five years he has served as a Director of Discovery Communications, Discovery Holding Company, UnitedGlobalCom, Inc., Liberty Global, Inc., and DirecTV. He resigned from the Board of Liberty Media Corporation in 2009. Mr. Gould’s long term financial and investment background led to the Board’s conclusion that he should serve as a Director.

ROBERT A. PAUL (age 72, Director since 1970). Mr. Paul has been Chairman and Chief Executive Officer for more than five years. He is also the President and a director of The Louis Berkman Investment Company. As a shareholder, officer and director of the Corporation for more than 40 years, the Board believes he possesses the experience and knowledge to serve as a Director. In addition, the Board considered his many years of service to the community serving as Trustee and Chairman of the Investment Committees of several major hospitals and universities, as well as his current position as a director of the Pittsburgh Branch of the Cleveland Federal Reserve Bank.

Directors Whose Term of Office Expires in 2011:

WILLIAM K. LIEBERMAN (age 62, Director since 2004). Mr. Lieberman has been President of The Lieberman Companies for more than five years. In addition to more than forty years of management experience in the insurance, benefit and risk management areas, Mr. Lieberman has served as a director or trustee of many organizations including charitable, hospital and universities. These qualifications led the Board to conclude the he should serve as a director.

STEPHEN E. PAUL (age 42, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years. He is also a director of Morton’s Restaurant Group, Inc. Mr. Paul’s background in investment banking and private equity investment led the Board to conclude that he should serve as a Director.

CARL H. PFORZHEIMER, III (age 73, Director since 1982). Mr. Pforzheimer has been Managing Partner or Manager of Carl H. Pforzheimer & Co. LLC or its predecessors or related entities for more than forty-five years. In addition to the attendant investment advisory analytical skills gained from such a long term position, his role as chairman of the Risk Management Committee of U. S. Trust Co. for several years led the Board to conclude Mr. Pforzheimer should serve as a director.

Robert A. Paul is the father of Laurence E. Paul and Stephen E. Paul. There are no other family relationships among the Directors and Officers.

The leadership structure of the Corporation combines the positions of chief executive officer and chairman of the board. The Board believes that the full-time executive managing the day-to-day operation of the Corporation is the person most knowledgeable and qualified to lead the group of individuals responsible for the higher level decisions such as strategic direction and protection of shareholder interests. The Board also elects a new “lead” director each year. The lead director must be a non-management, independent director and is required to hold private sessions of the non-management directors after each board meeting as well as a meeting of independent directors at least once each year. The Board believes these private meetings allow the non-management directors to evaluate and critique the leadership and performance of management and to develop an action plan if that performance is substandard.

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its Directors. The standards are attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that Robert J. Appel, Leonard M. Carroll, Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the New York Stock Exchange (the “NYSE”).

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of Directors and with reviewing at least annually the qualifications of new and existing members of the Board of Directors, considering the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules as well as other appropriate factors, including overall skills and experience.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a director of the Corporation;

•	A description of what would make such person a good addition to the Board of Directors;

•	A description of any relationship that could affect such person’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	A confirmation of such person’s willingness to serve as a director if selected by the Nominating and Governance Committee;

•	The name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Corporation’s proxy statement if such person were a nominee.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219 and, in order to allow for timely consideration, must be received not less than 120 days in advance of the anniversary date of the release of the proxy statement for the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, including through one or more interviews as appropriate and review his or her accomplishments and qualifications generally, including in light of any other candidates that the Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder. Although the Nominating and Governance Committee does not have a formal written diversity policy, it does strive to identify candidates for director with diverse education and career backgrounds to better serve the Corporation and periodically evaluates the diversity of the backgrounds of the Corporation directors.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. On April 29, 2009 Paul Gould was chosen to preside as the lead director at these meetings for the ensuing year. On February 18, 2010 Robert J. Appel was chosen to be the new lead director effective April 29, 2010. Mr. Appel will serve until the 2011 Annual Meeting. A new lead director will be chosen annually. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to one or more of the Corporation’s directors.

THE BOARD OF DIRECTORS

The Board of Directors held four meetings in 2009. The Executive Committee of the Board of Directors met once and took action three times by written consent. The Executive Committee in 2009 was comprised of five Directors: Robert A. Paul, Ernest G. Siddons, Leonard M. Carroll, William K. Lieberman and Carl H. Pforzheimer, III.

The Compensation Committee met twice in 2009 and is comprised of Robert J. Appel (Chairman), Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors our compensation programs and policies and reviewing and recommending to the Board of Directors the participation of executives and other key management employees in the various compensation plans of the Corporation. The Nominating and Governance Committee met twice in 2009 and is comprised of Paul A. Gould (Chairman), William K. Lieberman and Carl H. Pforzheimer, III. The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors and recommending candidates for membership on the Board of Directors and its committees, developing and recommending to the Board of Directors the Corporation’s corporate governance policies and reviewing the effectiveness of board governance, including overseeing an annual assessment of the performance of the board of directors and each of its committees. The Investment Committee met eight times in 2009 and was comprised of Robert A. Paul, Ernest G. Siddons, Robert J. Appel, Paul A. Gould and Leonard M. Carroll.

The Audit Committee held eight meetings in 2009 and was comprised of Carl H. Pforzheimer, III (Chairman), Leonard M. Carroll, Paul A. Gould, Robert J. Appel and William K. Lieberman. None of the Audit Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants. The Audit Committee also is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm, as well as evaluating the performance of our internal audit function and our financial reporting processes.

All members of the Audit Committee, Nominating and Governance Committee and Compensation Committee are independent as that term is defined by the applicable Securities and Exchange Commission (“SEC”) rules, listed company standards of the NYSE and the categorical independence standards adopted by the Board of Directors. Each member of the Audit Committee is financially literate. The Board of Directors has determined that the Chairman of the Audit Committee is an “audit committee financial expert” as defined in the applicable SEC rules.

The entire board of directors is responsible for oversight of the company’s risk management processes. Our CEO and other named executive officers oversee risk management efforts, provide quarterly reports to our audit committee and provide reports to our board of directors at least once per year. In addition, our board of directors and its standing committees periodically request supplemental information or reports as they deem appropriate. The board of directors also considers risk oversight when evaluating the best leadership structure for the board of directors.

All of the Directors attended at least 75% of the applicable board and committee meetings.

In 2009, each Director who was not employed by the Corporation received an annual retainer, payable quarterly, of $45,000, except for the Chairman of the Audit Committee, who received $48,500. Each non-employee Director also received $2,500 for each Board meeting attended, whether in person or by telephone; $2,000 for attendance in person at each Audit Committee meeting and $1,000 if participation is by telephone; and $1,500 for attendance in person at all other committee meetings and $500 if participation is by telephone. In 2009, Directors did not receive a fee for either Board or committee meetings if they did not attend.

The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com. The Corporation has also adopted a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, as well as an additional Code of Ethics that applies to the Corporation’s chief executive officer and chief financial officer. Copies of both Codes are available on the Corporation’s website at www.ampcopitsburgh.com.

The Corporation encourages its Directors to attend the Annual Meeting of the Corporation’s shareholders. All of the Directors were in attendance at the 2009 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than Directors or Officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 10,246,827 shares outstanding as of March 8, 2010.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
The Louis Berkman Investment Company P. O. Box 576 Steubenville, OH 43952	1,438,641	(1)	14.04

Gabelli Funds, Inc. (and affiliates) Corporate Center Rye, NY 10580	1,466,062	(2)	14.31

Van Den Berg Management 805 Las Cimas Parkway Austin, TX 78746	810,998	(3)	7.91

Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	1,000,000	(4)	9.76

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	911,924	(5)	8.92

(1)	Louis Berkman, Director Emeritus, is an officer and director of The Louis Berkman Investment Company and owns directly .61% of its common stock. Robert A. Paul, Chairman and Chief Executive Officer of the Corporation, is an officer and director of The Louis Berkman Investment Company, and disclaims beneficial ownership of the 99.39% of its common stock owned by his wife.

(2)	Reported in an amendment to Schedule 13D filed with the SEC in March 2009.

(3)	Reported as of December 31, 2004 on a Schedule 13G filed with the SEC disclosing it had shared and sole voting and dispositive power of these shares.

(4)	Reported as of December 31, 2009 on a Schedule 13G filed with the SEC in which it disclosed it shares beneficial ownership of these shares with Keeley Small Cap Value Fund.

(5)	Reported as of December 31, 2009 on a Schedule 13G filed with the SEC in which it discloses it sole voting and dispositive power of these shares.

The following table sets forth as of March 8, 2010 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Robert A. Paul	1,554,896	(1)(2)	15.17
Ernest G. Siddons	41,833	(3)	*
Rose Hoover	33,332	(4)	*
Robert F. Schultz	33,532	(5)	*
Terrence W. Kenny	29,832	(6)	*
Marliss D. Johnson	20,000	(7)	*
Carl H. Pforzheimer, III	2,733	(8)	*
Leonard M. Carroll	1,500	(9)	*
Robert J. Appel	1,000	(9)	*
Paul A. Gould	1,000	(9)	*
Laurence E. Paul	1,000	(9)	*
Stephen E. Paul	1,000	(9)	*
William K. Lieberman	1,000	(10)	*
Directors and Executive Officers as a group (13 persons)	1,722,659	(11)	16.81

*	Less than 1%

(1)	Includes 42,889 shares owned directly, 58,333 shares he has the right to acquire within sixty days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 1,438,641 shares owned by The Louis Berkman Investment Company, 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which he is a trustee.

(2)	The Louis Berkman Investment Company owns beneficially and of record 1,438,641 shares of the Corporation’s Common Stock. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 99.39% of its common stock owned by his wife.

(3)	Includes 6,833 shares held jointly with his wife and 35,000 shares he has the right to acquire within sixty days pursuant to stock options.

(4)	Represents shares she has the right to acquire within sixty days pursuant to stock options.

(5)	Includes 200 shares held jointly with his wife and 33,332 shares he has the right to acquire within sixty days pursuant to stock options.

(6)	Represents shares that he has the right to acquire within sixty days pursuant to stock options.

(7)	Represents shares she has the right to acquire within sixty days pursuant to stock options.

(8)	Includes 1,000 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(9)	Represents shares owned directly.

(10)	Represents shares held jointly with his wife.

(11)	Excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2009, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements except that a Form 4 reporting transactions effected pursuant to a Rule 10b5-1 trading plan between December 29, 2009 and January 4, 2010 for the Louis Berkman Investment Company was filed late in January 2010.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Ernest G. Siddons, a director and the Corporation’s President retired as President effective April 30, 2009. Mr. Siddons remained a Director following his retirement.

Compensation decisions for Mr. Paul, our Chairman and Chief Executive Officer (“CEO”), are made by the recommendation of the Compensation Committee of our Board of Directors (the “Committee”) and approved by the independent directors on the Board of Directors. Mr. Paul is also referred to as Principal Executive Officer or “PEO”. The Committee, in consultation with Mr. Paul, makes recommendations to our Board of Directors with regard to director compensation and compensation of other officers and managerial employees if their salaries exceed $200,000 per year. Mr. Paul and Mr. Siddons, prior to his retirement, were delegated the authority to determine the salaries of named executive officers (and other executive and managerial employees) below an annual level of $200,000, which, for 2009, included the salary of one of the named executive officers.

2009 COMPENSATION

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2009 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of the Corporation, the nature of its business, and the location of its headquarters. We refer to this objective as “competitive compensation.”

•

Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals relating to the Corporation’s and the individuals’ performance and to enhancement of shareholder value. We refer to this objective as “performance incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We considered various components of our 2009 compensation payments and awards (added to payments and awards granted in prior years) to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation Performance Incentives

Incentive Bonus Plan Awards	Competitive Compensation Performance Incentives

Discretionary Bonus Awards	Competitive Compensation Performance Incentives

Options	Competitive Compensation Performance Incentives Retention Incentives

Change in Control Severance Protection	Competitive Compensation Retention Incentives

SERP Benefits	Competitive Compensation Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we relied primarily on the general knowledge of our Committee and Board members and our Chairman and CEO concerning the level of compensation provided by other “middle market” public companies headquartered in the Greater Pittsburgh area, with such knowledge derived informally from their service on other boards of directors, their acquaintances with directors and executives of other companies and their review of public filings by such companies. We did not rely on benchmarking data or recommendations provided by outside consultants, and we did not try to set the levels of compensation for named executive officers to correspond with levels established by benchmarking data or surveys. Rather, our goal was to provide an overall compensation package that would generally be in line with what other comparable companies are providing to their executive officers.

Salaries

New salary levels for our named executive officers are established on an annual basis at varying anniversary dates. The Corporation’s financial results are taken into account in making the adjustments.

Determinations regarding salary adjustments are made based on a number of objective and subjective factors, including cost of living increases, the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment and execution of corporate initiatives and special projects assigned by the Board or the Chairman. We also consider whether there has been any material change in the officer’s title, duties and responsibilities in the preceding year. Where an officer has assumed material additional duties, or has been promoted, an above-normal salary adjustment would typically be justified. Finally, in rare circumstances, we may decide to make a market adjustment in salaries, if we determine that salary levels for one or more of our named executive officers have fallen materially below levels that we consider appropriate in order to maintain a competitive compensation package and to discourage valued executives from leaving to pursue other opportunities. Salary adjustments for our Chairman and named executive officers whose salaries exceed $200,000 per year are reviewed and must be approved by the independent members of the Board of Directors, after a recommendation by the Committee. Salary adjustments for the other named executive officer are determined by the Chairman.

Generally, the differences in the level of pay between the named executive officers is the result of the determination by the Committee or by the Chairman and President (prior to his retirement) over time of the level of responsibility, function, experience, and length of service that each of the officers possess. In 2009, the above normal base salary increases for some of the named executive officers reflect either significant growth in size and complexity of the Corporation or recognition of expanded duties following the retirement of the President.

The base salary determinations for each named executive officer in 2009 were as follows:

Name	2009 Base Pre-Adjustment Salary	2009 Base Adjusted Salary(1)	Percentage Increase
Robert A. Paul	$569,000	650,000	14.24%
Ernest G. Siddons	$547,000	N/A	N/A
Robert F. Schultz	$206,000	214,000	3.88%
Terrence W. Kenny	$200,000	217,500	8.75%
Rose Hoover	$190,000	214,000	12.63%
Marliss D. Johnson	$165,000	175,000	6.06%

(1)	The numbers in the above chart are different than the 2009 salary figures in the Summary Compensation Table which appears later in this section because those numbers represent total salary paid during calendar 2009 and not just base salary as in the above chart.

Incentive Bonus Plan Awards

For each Incentive Bonus Plan established by the Corporation, the Committee, or the Chairman and, prior to his retirement, President (with respect to other executive officers), selects the appropriate performance goal or goals and establishes the applicable threshold, target and maximum levels of achievement for each performance goal. If the threshold level is not achieved, there is no payout on that measure. Increasingly larger payouts are awarded for the achievement of target and maximum performance goals. In February of 2009, the Committee adopted an Incentive Bonus Plan for Messrs. Paul and Siddons (the “CEO/President Bonus Plan”). Separately, the Chairman and President established an Incentive Bonus Plan for Mr. Kenny (the “Group President Bonus Plan”). Each of the Incentive Bonus Plans is described in more detail below. In addition, the Committee, at its discretion, may award bonuses to the participants if it determines that circumstances so warrant. No discretionary awards were made for 2009 to Messrs. Paul, Siddons or Kenny.

CEO/President Bonus Plan

Incentive payments under the CEO/President Bonus Plan are based on the Corporation’s 2009 income from operations performance as compared to the Corporation’s business plan for 2009. Income from operations was chosen by the Committee in the belief that it is the most accurate objective measure of performance. It eliminates most charges or windfalls which are generally beyond the control of the executives, and adjusts actual and planned income to allow for the exclusion of costs related to asbestos litigation and stock based compensation expense. Under the terms of the CEO/President Bonus Plan, the maximum payment that could be made as a bonus to each of the two individuals was 40% of their year-end base salary.

The following table summarizes the performance parameters and payout range for the CEO/President Bonus Plan:

Adjusted Operating Income (in $000,000’s)	Percentage of Business Plan	Performance Achievement Level	Payout Percentage (of Base Salary)
Less than 30.0	Less than 85%		0%

30.0	85%	Threshold	10%

33.5	95%		17%

35.3	100%	Target	23%

39.0	110%		37%

40.5 and above	115%	Maximum	40%

In addition, payouts are interpolated for performance that falls between each of the specified goals under the schedule above based on the following scale:

Adjusted Operating Income Range (in $000,000’s)	Payout Percentage Increase Per $500,000 in Added Operating Income

30.0-33.5	1%

>33.5-35.5	1.5%

>35.5-39.0	2%

>39.0-40.5	2.5%

For 2009, the Corporation achieved an adjusted operating income level of $49.7 million. Consequently, Mr. Paul earned an Incentive Bonus Award for 2009 equal to 40% of his annual base salary in effect on December 31, 2009, or $260,000, and Mr. Siddons earned an Incentive Bonus Award for 2009 equal to 40% of his annual base salary in effect on April 30, 2009 (the date of his retirement), or $218,800. However, due to Mr. Siddons’ retirement as an officer of the Corporation in April 2009, his Incentive Bonus Award payment was pro-rated for the period prior to his retirement, so that his actual payment was one-third of the annual bonus award amount, or $72,933.

Group President Bonus Plan

Incentive payments under the Group President Bonus Plan are based on the 2009 income from operations of the Air and Liquid Processing segment compared to the business plan for that segment for 2009. Actual and planned income are adjusted to exclude costs related to asbestos litigation. Income from operations for this segment was chosen because Mr. Kenny has direct responsibility for this group. Under the terms of the Group President Bonus Plan, the maximum payment that could be made as a bonus to Mr. Kenny was 35% of his year-end base salary.

The following table summarizes the performance parameters and payout range for the Group President Bonus Plan:

Adjusted Operating Income (in $000,000’s)	Percentage of Business Plan	Performance Achievement Level	Payout Percentage (of Base Salary)

Less than 5.9	Less than 80%		0%

5.9	80%	Threshold	10%

7.25	100%	Target	19%

8.0	110%		29%

8.5	117%	Maximum	35%

In addition, payouts are interpolated for performance that falls between each of the specified goals under the schedule above based on the following scale:

Adjusted Operating Income Range (in $000,000’s)	Payout Percentage Increase Per $150,000 in Added Operating Income
5.9-7.25	1%

>7.25-8.5	2%

For 2009, the Air and Liquid Processing segment achieved an adjusted operating income level of $12.2 million. Consequently, Mr. Kenny earned an Incentive Bonus Award for 2009 equal to 35% of his annual base salary in effect on December 31, 2009, or $76,125.

Actions Relating to 2010

In February 2010, the Committee approved an Incentive Bonus Plan for Mr. Paul for 2010 with a maximum potential payment of 40% of his annual salary based on the operating performance of the Corporation in 2010 in comparison to the approved business plan.

Discretionary Bonus Awards

Each year, the Chairman determines the amount of discretionary bonuses paid to our named executive officers who do not participate in the Incentive Bonus Plans described above. The bonuses are determined in a manner similar to the annual base salary adjustments, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman. The discretionary bonuses are also considered together with the base salary adjustments in ensuring that our executive officers are provided a competitive level of cash compensation each year, but the discretionary bonus portion provides flexibility to adjust total annual cash compensation to align with current performance (whereas a base salary adjustment is carried forward from year to year). For 2009, the following discretionary bonus awards were given for our named executive officers who did not participate in an Incentive Bonus Plan:

Name	Bonus Amount
Rose Hoover	$75,000
Robert F. Schultz	$75,000
Marliss D. Johnson	$61,000

ROLE OF OPTION GRANTS

In 2009, the Compensation Committee made grants of stock options under the 2008 Omnibus Incentive Plan, to the named executive officers and certain other key employees of the Corporation as determined by the Chairman and President. The Option grants to the named executive officers were determined in a manner similar to the annual base salary adjustments and discretionary bonus program, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman or by the President. The individual option grants to each named executive officer and the vesting and other material terms of the grants are set forth in the Grants of Plan-Based Awards table on page 17.

ONGOING AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements that enable our named executive officers to accrue retirement benefits as the executives continue to work for us and one that could provide severance benefits upon a change in control. These plans and agreements have been adopted and/or amended at various times over many years, and they have been designed to be a part of a competitive compensation package. The plans and agreements described below do not include plans that are generally available to all of our salaried employees:

•

Supplemental Executive Retirement Plan (“SERP”)—We maintain a supplemental executive retirement plan, which is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under our tax qualified defined benefit retirement plan (“Plan”) as a result of limits imposed by the Internal Revenue Code. The SERP also provides additional payment rights and benefits in the event of a change in control. All of our named executive officers participate in the SERP. See the “Retirement Benefits” table and accompanying narrative for a description of the SERP.

•

Change in Control Agreements—We have change in control agreements with respect to each of our named executive officers so that our officers remain focused on the interests of the Corporation and the shareholders in the context of a potential change in control rather than their personal circumstances. Our agreements with executives provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within 24 months following a change in control. The agreement covering our Chairman also provides that if the change in control payments exceed certain threshold amounts, we will make additional payments to reimburse him for excise and related taxes imposed under the Internal Revenue Code. The change in control agreements are described under “Potential Payments Upon Termination or Change in Control” below. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

TAX CONSIDERATIONS

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed in the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Corporation. While we believe that all compensation paid to our executives in 2009 was deductible, a portion of compensation paid in future years may not be deductible as a result of Section 162(m).

In the event of a change in control, payments to an executive may be subject to an excise tax, and may not be deductible by us, under Sections 280G and 4999 of the Internal Revenue Code. If change in control payments exceed certain threshold amounts, the change in control agreement with Mr. Paul requires that we may make additional payments to the executive to reimburse him for excise tax imposed by Section 4999 of the Internal Revenue Code, as well as other taxes in respect of the additional payments. The change in control agreements were originally implemented in 1988 to motivate our named executives to increase shareholder value while remaining employed by us. Mr. Paul is most significantly at risk of incurring a material reduction in the value of his change in control benefits as the result of this excise tax, and we believe that the retention incentives provided to him by this agreement would be frustrated by the possible imposition of these significant excise taxes. We did not wish to have the provisions of this agreement for Mr. Paul serve as a disincentive to his pursuit of a change in control that might otherwise be in the best interests of our Corporation and its stockholders. Accordingly, we determined to provide a payment under certain circumstances to reimburse him for excise taxes payable in connection with change in control payments, as well as any taxes that accrue as a result of our reimbursement. We believe that, in view of his record in enhancing value for our stockholders, this determination is appropriate.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

As discussed above, Mr. Paul and Mr. Siddons (before his retirement) determined the appropriate salary adjustments for named executive officers whose salaries were below an annual level of $200,000 and discretionary bonuses to be provided to named executive officers other than themselves. Salary adjustments for named executive officers whose annual salaries exceed $200,000 are determined by the Board of Directors, upon recommendation of the Compensation Committee.

SUMMARY COMPENSATION TABLE

Summary compensation information for our named executive officers for 2009 is set forth in the following table:

(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2)	Total ($)
PEO—Robert A. Paul	2009	616,250		110,950	260,000	233,883	41,880	1,262,963
Chairman and Chief Executive Officer	2008	544,000		384,300	162,116	199,153	41,700	1,331,269
	2007	506,500			207,600	173,688	42,155	929,943

PFO—Marliss D. Johnson	2009	171,667	61,000	47,550		79,466	15,680	375,363
Vice President, Controller and Treasurer	2008	158,333	45,000	164,700		49,659	22,469	440,161
	2007	141,667	45,000			22,917	22,039	231,623

Rose Hoover	2009	206,000	75,000	63,400		184,353	23,634	552,387
Senior Vice President and Corporate Secretary	2008	175,417	55,000	219,600		122,327	31,766	604,110
	2007	162,083	55,000			84,905	21,514	323,502

Terrence W. Kenny	2009	211,667		63,400	76,125	136,499	14,042	496,683
President Air and Liquid Processing Group	2008	195,000		219,600	70,000	85,913	21,133	591,646
	2007	185,000			66,500	31,934	18,715	302,149

Robert F. Schultz	2009	211,333	75,000	63,400		195,616	26,743	572,092
Vice President and Senior Counsel	2008	201,000	55,000	219,600		140,221	29,230	645,051
	2007	191,000	55,000			72,981	29,970	348,951

Ernest G. Siddons	2009	182,333		110,950	72,933	265,699	180,892	812,807
President and Chief Operating Officer(3)	2008	522,000		384,300	155,030	167,730	38,220	1,267,280
	2007	484,500			198,800	153,268	35,102	871,670

(1)	The values set forth in this column are based on the aggregate grant date fair value of stock option awards granted to the individual during the applicable fiscal year, computed in accordance with FASB Accounting Standards Codification Topic 718 (formerly FAS 123(R)). The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. As a result of a change in the reporting requirements under Item 402(c)(2)(vi) of Regulation S-K, the values reported in this column for fiscal years 2007 and 2008 are different from the values reported in the Corporation’s proxy statements in 2008 and 2009, which reported the aggregate amount of compensation expense recognized by the Corporation with respect to stock option awards granted to the applicable executive officer in those fiscal years.

(2)	Represents a medical expense reimbursement plan, personal use of a company provided vehicle and club memberships. None of the individual perquisite values exceeded the threshold of the greater of $25,000 or 10% of the total perquisites. For Mr. Siddons, it also includes $150,000 received for consulting services pursuant to an agreement entered following his retirement.

(3)	Mr. Siddons retired as President and Chief Operating Officer effective April 30, 2009. He remained a Director following his retirement.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold(2) ($)	Target ($)		Maximum(5) ($)
(a)	(b)	(c)	(d)		(e)	(j)	(k)	(l)
Robert A. Paul (PEO)	2/19/2009	65,000	149,500	(3)	260,000	35,000	13.37	110,950
Marliss D. Johnson (PFO)	2/19/2009	N/A	N/A		N/A	15,000	13.37	47,550
Ernest G. Siddons	2/19/2009	18,233	41,936	(3)	72,933	35,000	13.37	110,950
Rose Hoover	2/19/2009	N/A	N/A		N/A	20,000	13.37	63,400
Terrence W. Kenny	2/19/2009	21,750	41,325	(4)	76,125	20,000	13.37	63,400
Robert F. Schultz	2/19/2009	N/A	N/A		N/A	20,000	13.37	63,400

(1)	There are incentive non-equity bonus plans for 2009 covering Messrs. Paul, Siddons and Kenny as more fully described under “Incentive Bonus Plan Awards” on page 12 and as reflected in the above table. The remaining named executive officers participate in a discretionary incentive plan also described on page 13.

(2)	The “Threshold” amounts in the above table represents the amounts which could be earned under the 2009 incentive plans, assuming achievement of the minimum level of performance.

(3)	The “Target” is the amount payable if income from operations for the Corporation in its 2009 business plan were attained.

(4)	The “Target” is the amount payable if income from operations for the Corporation’s Air and Liquid Processing segment included in its 2009 business plan were attained.

(5)	The “Maximum” amounts in the above table represent the amounts which could be earned under the 2009 incentive plans, assuming achievement of the maximum level of performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information regarding outstanding equity awards at fiscal year-end:

	Option Awards/Stock Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date
Robert A. Paul	23,333.34	11,666.66	37.89/share	9/4/2018
	11,666.67	23,333.34	13.37/share	2/19/2019
Marliss D. Johnson	10,000.00	5,000.00	37.89/share	9/4/2018
	5,000.00	10,000.00	13.37/share	2/19/2019
Rose Hoover	13,333.34	6,666.66	37.89/share	9/4/2018
	6,666.66	13,333.34	13.37/share	2/19/2019
Terrence W. Kenny	13,333.34	6,666.66	37.89/share	9/4/2018
	3,166.67	13,333.34	13.37/share	2/19/2019
Robert F. Schultz	13,333.34	6,666.66	37.89/share	9/4/2018
	6,666.66	13,333.34	13.37/share	2/19/2019
Ernest G. Siddons	23,333.34	11,666.66	37.89/share	9/4/2018
	0.67	23,333.34	13.37/share	2/19/2019

Note: there are no Equity Incentive Plan Awards or Stock Awards so those columns have been omitted

(1)	Unexercisable options vest one-third on the date of grant, one-third on the first anniversary of the date of grant and the remaining third on the second anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

Name	Number of shares acquired on exercise(#)	Value Realized on Exercise($)(1)
(a)	(b)	(c)
Ernest G. Siddons	11,666	173,272
Terrence W. Kenny	6,000	97,691

(1)	The values are determined by multiplying the number of shares acquired on exercise by the difference between the fair market value of the Corporation’s stock on the date of exercise and the exercise price of the options.

RETIREMENT BENEFITS

As discussed above, the Corporation maintains a SERP for certain officers and key employees; that plan provides retirement benefits after completion of ten years of service and attainment of age 55. All named executive officers are participants in the SERP. The Corporation also maintains a tax-qualified defined benefit pension plan that covers all its regular employees, included each of the named executive officers. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five-year average earnings in the final ten years of service. Participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below in the “Potential Payments Upon Change in Control” section.

The following table summarizes certain information regarding the value of the retirement benefits accrued by our named executive officers under the Plan and the SERP:

Pension Benefits

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit(3)(5) ($)		Payments During Last Fiscal Year ($)
Robert A. Paul—PEO (1)(3)	Plan SERP	45 45	$ $	2,333,693 875,826	247,999 0
Ernest G. Siddons (2)(3)	Plan SERP	30 30	$ $	2,397,966 385,064	172,304 30,343
Robert F. Schultz (4)	Plan SERP	28 28	$ $	1,289,249 84,883	0 0
Terrence W. Kenny	Plan SERP	25 25	$ $	677,890 112,660	0 0
Rose Hoover	Plan SERP	30 30	$ $	794,519 115,866	0 0
Marliss D. Johnson—PFO	Plan SERP	10 10	$ $	79,035 288,071	0 0

(1)

Mr. Paul was past normal retirement age at December 31, 2009 and eligible for the benefits indicated above. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached. Mr. Paul is currently receiving $20,667 a month from the Plan.

(2)	Mr. Siddons retired on April 30, 2009. He is receiving $21,538 per month as a 75% joint and survivor benefit from the Retirement Plan and $3,760 per month as a 50% joint and survivor benefit from the SERP.

(3)	Benefits shown in column (d) can only be received by participants following retirement in the form of monthly pension payments. A change of control could trigger a lump sum payment for benefits under the SERP.

(4)	Mr. Schultz is eligible for early retirement as of December 31, 2009. Assuming a December 31, 2009 retirement, the present value of accumulated plan benefits is $1,225,876 for the Plan and $80,707 for the SERP.

(5)	The present value of accumulated retirement and SERP benefits were determined by using normal retirement age, RP 2000 mortality tables, life annuity form of payment for the retirement plan and 50% joint and survivor for the SERP all calculated at a 6.00% discount rate. The rate for the prior year was 6.25%.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

The Corporation does not have any agreements or programs providing special severance or other benefits in the event of a termination of an executive officer prior to a change of control of the Corporation. The following is a description of the potential payments and benefits to which certain executive officers may be entitled following a change of control of the Corporation. Mr. Paul has a two-year contract (which automatically renews for a one-year period unless the Corporation chooses not to extend) providing for compensation equal to five times his annual compensation (with a gross-up provision to cover the cost of any federal excise tax on the benefits) in the event his employment is terminated by the Corporation without cause or he resigns for good reason within 24 months following a change of control of the Corporation, as well as the right to equivalent office space and secretarial help for a period of one year after a change in control. All Vice Presidents, including our remaining named executive officers, and one other employee have two-year contracts (which automatically renew for one-year periods unless the Corporation chooses not to extend) providing for three times their annual compensation in the event their employment is terminated by the Corporation without cause or for good reason by the employee within 24 months following a change of control. All of the contracts provide for the continuation of employee benefits, for three years for the Mr. Paul and two years for the others and the right to purchase the leased car used by the covered individual at the Corporation’s then book value. In addition, all outstanding stock options are deemed vested and exercisable in the event of a Change of Control of the Corporation. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP, if applicable.

The following circumstances would trigger payments under these agreements if, following these events, the individual’s employment is terminated within 24 months following these events and if the termination was not for cause or because of death, disability or by the individuals without good reason:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If for two consecutive years there ceases to be a majority of the Board of individuals who at the beginning of the period were Board members, other than a new director whose election was approved by a vote of 2/3 of directors then still in office who were directors at beginning of the period or whose election or nomination for election was previously approved;

•

If the shareholders approve a merger or consolidation in which the Corporation’s common stock is converted into shares of another corporation or cash or other property or the Corporation’s common stock is not converted but 40% of the surviving corporation in the merger is owned by shareholders other than those who owned the Corporation’s common stock prior to merger;

•	If there occurs any transaction which results in the Corporation’s common stock no longer being publicly traded; or

•	If the shareholders of the Corporation approve a plan of complete liquidation or agreement for sale or disposition of substantially all assets followed by distribution of proceeds to shareholders.

The thresholds for triggering payments under these contracts were selected because the corporation wanted to include all reasonable circumstances that could be considered a “change of control”.

If one of the above events took place on December 31, 2009, the estimated payments and benefits that would be payable by the Corporation to the named executive officers would be as summarized in the following table:

Potential Payments upon Termination following a Change in Control

Name	Compensation(1) $	Gross up for Excise Tax $	Office and Secretary $	Benefit Continuation(2) $	SERP(3) $	Accelerated Option Vesting(4) $	Total $
Robert A. Paul	4,060,580	1,855,145	48,700	88,298	829,593	625,100	7,507,416
Rose Hoover	807,000	N/A	N/A	53,241	816,458	357,200	2,033,899
Marliss D. Johnson	660,000	N/A	N/A	52,738	659,679	267,900	1,640,317
Terrence W. Kenny	862,500	N/A	N/A	53,286	764,897	294,690	1,975,373
Robert F. Schultz	807,000	N/A	N/A	32,761	306,878	357,200	1,503,839

(1)	The amount of compensation for Mr. Paul represents five times his base salary and bonus paid for the prior year. The compensation amount for the remaining named executive officers is three times their base salary and bonus paid for the prior year.

(2)	The amounts in the table for Benefit Continuation represent the value of 36 months of company provided health, dental, disability, life insurance and other similar benefits for Mr. Paul and 24 months for the remaining named executive officers.

(3)	Represents the acceleration in the vesting of the retirement benefit (from the required 55/10 to 5 years of service with no age requirement). In addition, the value of retirement benefits is paid in the form of a lump sum.

(4)	All named executive officers also have options outstanding with an exercise price greater than the market value on December 31, 2009. Therefore those options have no value upon a Change of Control.

DIRECTORS’ COMPENSATION

In 2009, our non-employee directors were compensated by payment of an annual $45,000 retainer, a meeting fee of $2,500 for each Board meeting attended, $2,000 for each Audit Committee meeting attended in person and a meeting fee of $1,500 for all other committee meetings attended in person. Fees for attendance by telephone is $1,000 for Audit Committee meetings and $500 for all other committee meetings. In recognition of his additional required service and responsibility, the chairman of our Audit Committee, Mr. Pforzheimer, received an additional annual retainer of $3,500. Each non-employee director is also entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel and attendance at Board and Board committee meetings.

The following table sets forth certain information regarding the compensation earned by each non-employee director and one employee director who served on our Board of Directors in 2009. Other directors who are employed by the Corporation are not given additional compensation for their services as Directors.

(a)	(b)	(g)	(h)
Name	Fees earned or paid in cash(1) ($)	All Other Compensation ($)	Total ($)
Robert J. Appel	74,500		74,500
Leonard M. Carroll	67,500		67,500
Paul A. Gould	75,500		75,500
William K. Lieberman	70,500		70,500
Laurence E. Paul	55,000		55,000
Stephen E. Paul	55,000		55,000
Carl H. Pforzheimer, III	74,500		74,500
Ernest G. Siddons(2)	39,000		39,000

(1)	The primary reason why certain Directors received more fees in 2009 than others is because of their membership on various committees which resulted in additional meeting fees being paid to those Directors.

(2)	Mr. Siddons was a member of the Board for all of 2009, but only began receiving compensation as a non-employee director following his retirement as an executive officer of the Corporation on April 30, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and, as applicable, the Corporation’s proxy or information statement.

Robert J. Appel, Chairman

Paul A. Gould

William K. Lieberman

Carl H. Pforzheimer, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2009, the Compensation Committee was comprised of Robert J. Appel (Chairman), Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III. None of those individuals have ever been an officer or employee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2009, the Corporation bought industrial supplies from a subsidiary of The Louis Berkman Investment Company in transactions in the ordinary course of business amounting to approximately $1,443,035. Additionally, The Louis Berkman Investment Company paid the Corporation $231,750 for certain administrative services. Louis Berkman was an officer, director and shareholder and Robert A. Paul was an officer and director, of that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will also take place in 2010.

The Corporation’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in the Corporation’s Corporate Governance Guidelines, which are available on the Corporation’s website at www.ampcopittsburgh.com. Under these policies and procedures, the Corporation’s management is responsible for determining whether a particular transaction should be referred to the Nominating and Governance Committee for consideration. The Nominating and Governance Committee then determines whether to approve, ratify, revise the terms of or reject the transaction or to refer the transaction to the full Board or another appropriate committee of the Board for approval or ratification. The policy and procedures apply to transactions involving an amount in excess of $120,000 in which a related person has a direct or indirect material interest. The policy and procedures generally do not apply to employment matters (except employment of an executive officer who is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions, transactions such as payment of dividends where all shareholders receive the same proportional benefits and transactions involving competitive bids.

The purchase of industrial supplies from a wholly-owned subsidiary of The Louis Berkman Investment Company follows a competitive bid process which includes several non-related vendors after which annual contract awards are made to the lowest bidder by the purchasing executive at each of the Corporation’s subsidiary companies. The administration services are provided under an agreement to provide such services for fees which are subject to annual review including an increase to cover inflation in the costs of the Corporation.

Following his retirement as President in April 2009, the Corporation entered into a Consulting Agreement with Ernest G. Siddons for a term of three years from the date of his retirement. The agreement primarily provides for compensation of $225,000 per year, the same medical benefits provided to him prior to his retirement, life insurance, and reimbursement of certain expenses, including one club membership.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards, No. 61), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees to the Corporation by Deloitte & Touche LLP:

	2009	2008
Audit fees (a)	$697,329	$692,250
Audit-related fees (b)	22,388	26,613
Tax fees	—	—
All other fees	—	—

Total (c)	$719,717	$718,863

(a)	Fees for audit services related primarily to the audit of the Corporation’s annual consolidated financial statements and its internal control over financial reporting.

(b)	Fees for audit-related services related primarily to the audits of the Corporation’s employee benefit plans.

(c)	The Audit Committee approved all fees in the years reported.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services (the “Policy”) provided by the Corporation’s independent auditor. According to the Policy, the Corporation’s independent auditor may not provide the following prohibited services to the Corporation:

•

maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•

provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements, or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•

design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Policy will be reviewed and approved annually by the Board of Directors.

Carl H. Pforzheimer, III (Chairman)

Robert J. Appel

Leonard M. Carroll

Paul A. Gould

William K. Lieberman

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

(PROPOSAL 2)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed Deloitte & Touche LLP (“D&T”) as the Corporation’s independent registered public accounting firm for 2010. Even if the shareholders ratify the Audit Committee’s appointment of independent accountants, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Corporation and its shareholders. If the shareholders do not ratify the appointment of D&T, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but D&T may still be retained.

Representatives of D&T are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to ratify the selection of D&T as the independent registered public accounting firm for 2010.

SHAREHOLDER PROPOSALS FOR 2011

Any shareholder who wishes to place a proposal before the 2011 Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not later than November 16, 2010 to have it considered for inclusion in the proxy statement for the Annual Meeting in 2011.

If a shareholder otherwise wishes to propose proper business from the floor for consideration at the 2011 Annual Meeting, the Corporation’s Bylaws provide that (i) the shareholder must notify the Corporation’s Secretary in writing, (ii) the shareholder’s notice must be received at the Corporation’s executive offices not earlier than January 29, 2011 and not later than February 28, 2011 and (iii) the shareholder’s notice must contain the specific information set forth in the Corporation’s Bylaws. These requirements apply only to matters to be brought before the 2011 Annual Meeting which have not been submitted for possible inclusion in the Corporation’s 2011 proxy materials.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE
AMPCO-PITTSBURGH CORPORATION 600 GRANT STREET SUITE 4600 PITTSBURGH, PA 15219	VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
IF YOU CHOOSE TO CUMULATE VOTES FOR DIRECTORS YOU MUST VOTE BY MAIL.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19236-P89449	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMPCO-PITTSBURGH CORPORATION The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors		☐	☐	☐
1. Election of Directors
Nominees:
01) Leonard M. Carroll
02) Laurence E. Paul
03) Ernest G. Siddons

Vote on Proposal							For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2. A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2010.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right, multiply the number of shares held by you by three and vote the result for the nominees listed in any proportion, then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be Held on April 29, 2010:

The Proxy Statement and the Annual Report of the Corporation are available at

http://www.Ampcopittsburgh.com/financial.html.

The Notice and Proxy Statement and Form 10-K are also available at www.proxyvote.com.

M19737-P89449

AMPCO-PITTSBURGH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Robert A. Paul and Rose Hoover as proxies with full power of substitution, to vote as specified on the reverse side the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duquesne Club, in The Carnegie Room, 3rd Floor, 325 Sixth Avenue, Pittsburgh, PA, on Thursday April 29, 2010, at 10:00 a.m., and any adjournments thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY) AND FOR PROPOSAL 2. THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)